EXHIBIT 5.1

March 18, 2011
Rudolph Technologies, Inc.
One Rudolph Road
P.O. Box 1000
Flanders, New Jersey 07836
Re:    Rudolph Technologies, Inc. - Registration Statement on Form S-8
We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Rudolph Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,052,768 shares of the Company's common stock, $0.001 par value per share (the "Securities"), to be offered pursuant to the Rudolph Technologies, Inc. 2009 Stock Plan, as amended (the "2009 Stock Plan"), and the Rudolph Technologies, Inc. 2009 Employee Stock Purchase Plan, as amended (the "2009 ESPP"). The 2009 Stock Plan and the 2009 ESPP are referred to herein together as the "Plans".
In connection with our opinion, we have examined the Plans and the Registration Statement. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation and the Restated Bylaws of the Company, each as amended and currently in effect, and relevant resolutions of the Board of Directors of the Company and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.
In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with authentic original documents of all of the documents submitted to us as copies.
It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, and the Securities have been duly issued as contemplated by the Registration Statement and the Plans and for the consideration determined in accordance with the terms of the Plans, the Securities will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. In this connection, we hereby confirm that the foregoing reference to the General Corporation Law of the State of Delaware includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
This opinion letter is being delivered by us solely for your benefit pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Day Pitney LLP
Day Pitney LLP